----------------------------
          FORM 4
----------------------------

 |_|  Check this box if no                    ---------------------------------
      longer subject to                                  OMB APPROVAL
      Section 16.  Form 4 or                  ---------------------------------
      Form 5 obligations may                  OMB Number        3235-0287
      continue.  See                          Expires:  September 30,1998
      Instruction 1(b).                       Estimated average burden
                                              hours per response......0.5
                                              ---------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(1) of the Investment Company Act of 1940

------------------------------------------------------------- --------------------- ------------------------------------- ---------
1.  Name and Address of Reporting Person        2.  Issuer Name and Ticker          6.  Relationship of Reporting Person to Issuer
                                                    or Trading Symbol                           (Check all applicable)
                                                                                        __X__ Director          _____ 10% Owner
                                                                                        __X__ Officer (give     _____ Other(specify
FRADELLA          FRANK                JOHN         EIF HOLDINGS, INC.,  EIFH                 title below)                  below)

----------------------------------------------- -----------------------------------          President
(Last)           (First)             (Middle)   3. IRS or Social   4.Statement for
                                                Security Number of    Month/Year
                                                Reporting Person        4/98
 24930 N HAMPTON FOREST DRIVE                   (Voluntary)
-----------------------------------------------                    ----------------  ---------------- -----------------------------
                (Street)                         ###-##-####       5. If Amendment,  7. Individual or Joint/Group Filing
                                                                   Date of Original     (Check Applicable Line)
 SPRING          TX                   77389                        (Month/Year)          __X__Form filed by One Reporting Person
-----------------------------------------------                                          _____Form filed by More than One Reporting
(City)          (State)                (Zip)                                                  Person
-----------------------------------------------------------------------------------------------------------------------------------
                  Table 1-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------- ----------------- ----------------------------------- -------------------------------------
1. Title of Security   2. Transaction   3. Transaction    4.  Securities Acquired (A)         5.Amount of    6.Ownership 7. Nature
   (Instr. 3)             Date             Code               or Disposed of (D)                Securities     Form:        of In-
                          (Month/          (Instr. 8)         (Instr. 3, 4, and 5)              Beneficially   Direct       direct
                           Day/                                                                 Owned at       (D) or       Bene-
                           Year)                                                                End of Month   Indirect     ficial
                                                                                                (Instr.3       (I)          Owner-
                                                                                                 and 4)        (Instr.      ship
                                                                                                                4)          (Instr.
                                                                                                                             4)
                                        --------- ------- ------------ ---------- -----------
                                           Code      V        Amount     (A) or      Price
---------------------- ---------------- --------- ------- ------------ ---------- ----------- -------------- ----------- ----------
EIF HOLDINGS, INC.        4/13/98           P                10,000         A        .31                          D
---------------------- ---------------- --------- ------- ------------ ---------- ----------- -------------- ----------- ----------
EIF HOLDINGS, INC.        4/13/98           P                10,000         A        .33                          D
---------------------- ---------------- --------- ------- ------------ ---------- ----------- -------------- ----------- ----------
EIF HOLDINGS, INC.        4/13/98           P                10,000         A        .34                          D
---------------------- ---------------- --------- ------- ------------ ---------- ----------- -------------- ----------- ----------
EIF HOLDINGS, INC.        4/13/98           P                 5,000         A        .38
---------------------- ---------------- --------- ------- ------------ ---------- ----------- -------------- ----------- ----------
EIF HOLDINGS, INC.        4/13/98           P                20,000         A        .42                          D
---------------------- ---------------- --------- ------- ------------ ---------- ----------- -------------- ----------- ----------
EIF HOLDINGS, INC.        4/13/98           P                15,000         A        .43                          D
---------------------- ---------------- --------- ------- ------------ ---------- ----------- -------------- ----------- ----------
EIF HOLDINGS, INC.        4/13/98           P                10,000         A        .45                          D
---------------------- ---------------- --------- ------- ------------ ---------- ----------- -------------- ----------- ----------
EIF HOLDINGS, INC.        4/13/98           P                10,000         A        .49                          D
---------------------- ---------------- --------- ------- ------------ ---------- ----------- -------------- ----------- ----------
EIF HOLDINGS, INC.        4/13/98           P                40,000         A        .49         130,000          D
---------------------- ---------------- --------- ------- ------------ ---------- ----------- -------------- ----------- ----------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (over) * If the form is filed by more than one reporting person, see Instruction 4(b)(v).(Print or Type Responses) SEC 1474 (7-96)

FORM 4 (Continued)                 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)

--------------------- ----------- ------------ -------- ------------- ------------ ----------- ------- -------- --------- ----------
1.Title of Derivative 2.Conver-   3.Transact-  4.Trans- 5.Number of   6.Date       7.Title and 8.Price 9.Number 10.Owner  11. Nature
   Security             sion or     ion Date   action   Derivative    Exercis-     amount of   of      berof    ship      of Indi-
   (Instr. 3)           Exercise      (Month/  Code     Securities    able and     underlying  Deri-   of Der   Form of   rect bene-
                        Price of    Day/       (Instr.  Acquired (A)  Expiration   securities  vative  iva-     Deriv-    ficial Own
                        tive                            of (D)(Instr. (Month/Day/   and 4)     ity     Secur    Secur-    ership
                        Security                        3, 4, and 5)  Year)                    (Instr  ities    ity:      (Instr
                                                                                               5)      Benefi   Direct     4)
                                                                                                       cially   (D)
                                                                                                       Owned    or
                                                                                                       at end   Indi-
                                                                                                       of       rect
                                                                                                       month    (I)
                                                                                                       (Instr   (Instr
                                                                      ------------------------         4)        4)
                                                                      Date Expir-       Amount
                                                                      Exer ation        or
                                                                      cis- Date  Title  Number
                                               -------- --- --------- able              of
                                               Code  V   (A)   (D)                      shares
--------------------- ----------- ------------ -------- ------------- ------------ ----------- ------- -------- --------- ----------

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

Explanation of Responses:



                                   /s/ Frank J. Fradella              5/1/98
                                   -------------------------------  -----------
                                   **Signature of Reporting Person     Date


by: **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

**Signature of Reporting Person
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If spaced provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Page 2 required to respond unless the form displays a currently valid OMB Number.